Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Energy & Technology Corp.
f/k/a Technical Industries & Energy, Corp.
Lafayette, LA

We consent to the inclusion in Amendment No. 4 to the Registration Statement on Form S-1 filed with the SEC on April 24,2008 (the “Registration Statement”), of our report dated April 14, 2008, relating to the consolidated financial statements of Energy & Technology Corp., formerly known as Technical Industries & Energy, Corp., appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ LaPorte, Sehrt, Romig & Hand
A Professional Accounting Corporation

Metairie, Louisiana
October 21, 2008